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                                                                  Exhibit 10.37


January 31, 2002

Mr. Bert Notini
36 Andover Country Club Lane
Andover MA 01810

Dear Bert:

The following updates and confirms the recent changes to the terms of your employment with Manufacturers' Services Ltd. ("the Company"):

Your position is Executive Vice President and Chief Financial Officer. Your place of work is our Concord, Massachusetts Corporate Headquarters. You report directly to me in my capacity as the President and Chief Executive Officer of the Company.

Your compensation consists of the following:

     o Base Salary has been increased effective January 21, 2002 to the bi-weekly rate of $12,500 ($325,000 per annum) payable in accordance with the Company's payroll practices and procedures. It is our compensation practice to review your base salary annually.


     o The opportunity to earn on target incentive bonus in an amount up to 80% of your Base Salary under the Company's 2002 Cash Incentive Compensation Plan. The amount of bonus you earn will be based on the Company achieving or exceeding specified financial targets and on your accomplishing Personal Performance Goals, which will be established. Your 2002 Incentive Compensation is guaranteed at 100% of target. All cash incentive compensation is paid annually. This plan may be changed from year to year. You will also be eligible to earn a Super Achievement bonus if MSL exceeds established goals. This plan may be changed from year to year.


     o You accrue vacation at a rate of 4 weeks per year in accordance with the Company's vacation policy.


     o You will be granted an option to purchase 275,000 shares of the Company's stock pursuant to the Company's Non-Qualified Stock Option Plan. The option price is $5.05. This was approved by the Compensation Committee on January 31, 2002


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In addition to the compensation set forth above, you currently receive health and life insurance and other employee benefits in accordance with the terms and conditions of the Company's respective Company benefit plans and policies in force and effect, which may be changed, expanded or diminished from time to time during the course of your employment by the Company. In addition, The Company will provide you with life insurance in an amount of $1 million subject to your completion of an insurance application process. This is in addition to the $250,000 life insurance offered as part of our basic employee benefit program.

Your employment is an at-will basis, and either you or the Company may terminate your employment, at any time, with or without "Cause" (as defined herein). If your employment is terminated by the Company (and for this purpose the Company includes any successor in interest) other than for Cause, death, or by you with Good Reason, you will be entitled to salary continuation payments during the 12-month period following termination and we will also pay your entire COBRA costs during the 12-month period. The total of all salary continuation payments excluding COBRA, which shall be payable in 26 equal installments in accordance with the Company's payroll practices and procedures, shall be an amount equal to the sum of (i) your Base Salary for the fiscal year of termination, plus (ii) your target incentive compensation for the current fiscal year provided that the total payment should not be more than two (2) times Base Salary for the year of termination, (y) salary continuation payments shall terminate upon your breach of the Confidentiality Agreement, and (z) in further consideration for the salary continuation payments, you will sign and deliver to the Company a general release. In addition, in the event of a termination without "Cause" or for Good Reason during the next twelve months (January 31, 2002 through January 31 2003) all options which you hold to purchase shares of the Company's common stock that are (i) unvested at the date your employment with the company is terminated and
(ii) are scheduled to vest during the twelve (12) months following the termination date shall automatically vest on the date your employment is terminated and shall be exercisable for six ( 6) months following the termination of your employment.

For purposes of this letter:

         (a) "Cause" means (i) your willful and continued failure substantially to perform your duties (other than (x) as a result of total or partial incapacity due to physical or mental illness, or (y) for Good Reason), (ii) your dishonesty in the performance of your duties, (iii) your breach of the Confidentiality Agreement or (iv) your conviction of, or the entry of a plea of guilty by you to, a felony involving your personal conduct under the laws of the United States or any state thereof or conviction of, or the entry of a plea of guilty to, a crime involving your personal conduct in any other jurisdiction which crime would constitute a felony under the laws of the United States or any state thereof if such crime had been committed within the jurisdiction of the United States or any state thereof.

         (b)"Good Reason" means:

 (i) you are removed from your position of Executive Vice President and Chief Financial Officer for any reason other than for Cause;


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 (ii) you are assigned duties, responsibilities or place of work that are inconsistent, in a material respect, with the scope of duties and responsibilities or place of work associated with your position as set forth in the second sentence of this letter, or you are required to report directly to any person other than me in my capacity set forth in the second sentence of this letter;

 (iii) breach by the Company of any of its material employment obligations to you;

 (iv) your Base Salary or the percentage of your Base Salary used to calculate your Incentive Compensation is reduced other than for reasons of your performance after written notice and a reasonable opportunity to cure; or

 (v) your election to terminate this agreement by giving written notice to the Company between February 1, 2003 and March 1, 2003.

Your employment will be subject to, and the terms of this letter will be interpreted in accordance with, the laws of the Commonwealth of Massachusetts without regard to its conflict of laws rules.

The foregoing terms and conditions supersede any prior discussions related to your employment by the Company. Please acknowledge your acceptance of these terms and conditions by signing, dating and returning the enclosed duplicate original of this offer letter to me.

Sincerely,

/s/ Robert C. Bradshaw
Robert C. Bradshaw
President and CEO


Accepted and Agreed:   /s/ Bert Notini                   1/31/02
                       ----------------------------  ---------------------------
                       Bert Notini                   Date

cc: James N. Poor, Executive Vice President, Human Resources